                                                                 EXHIBIT 10.1




                                  AWARE, INC.
                               ONE MEMORIAL DRIVE
                              CAMBRIDGE, MA  02142


                                             October 27, 1994


Mr. James C. Bender
272 Farley Road
Hollis, New Hampshire 03049

         Re:  Employment Agreement

Dear Mr. Bender:

         The purpose of this letter is to set forth our agreement with respect to your employment by Aware, Inc. (the "Company"), as follows:


1. TERM OF EMPLOYMENT. Subject to sections 5 and 6 of this agreement, the term of your employment shall begin on October 31, 1994, and end on December 31, 1997, except that the term shall be extended for up to ten one-year periods, the first to begin on January 1, 1998, unless the Company has given you written notice of non-extension at least twelve months before the date on which the one-year extension would otherwise begin.

2. SALARY AND BONUS. During the term of your employment, you shall be paid a salary at the annual rate of $180,000.00, payable monthly. The Company, at the discretion of its board of directors, may award you a bonus based upon the Company's financial results and/or achievement of corporate objectives.

3. TITLE AND LINE OF AUTHORITY. The Company agrees that during the term of your employment you shall have the title "President" and "Chief Executive Officer" and agrees to use its best efforts to cause you to be appointed to its board of directors as soon as possible after the date of this agreement and to be reelected to the board at each election for directors held during the term of your employment. You agree to resign from the board of directors upon expiration of your term of employment or its termination in accordance with this agreement. You shall report to the Company's board of directors. Presently, the Board has designated Charles Stewart to act for the Board in this reporting arrangement.

4. EMPLOYEE BENEFITS. You shall be entitled to participate in all Company sponsored insurance or other employee benefit programs, on the same basis as other employees. If you elect not to participate in the Company's health insurance program, the Company shall reimburse you for such health insurance (medical/dental) as you elect to obtain from another source, up to reimbursement of $500/month. The Company shall also pay or reimburse you for:

Mr. James C. Bender
October 27, 1994
Page 2



annual dues for your membership in the Harvard Club (Boston); access and use charges for one cellular telephone in each of two automobiles owned or leased by you; monthly and use charges for a telephone line for operation of a fax machine in your home and the cost of acquiring such machine; and other ordinary and necessary expenses incurred by you in pursuit of the Company's business for which you provide the Company with receipts appropriate to support deduction thereof by the Company for federal income tax purposes to the extent permitted by law. You shall be entitled to three (3) weeks paid vacation for each year of your employment.

5.   TERMINATION:

         (a) EXPIRATION OF TERM, ETC. The term of your employment shall end upon your death or your disability (as defined herein) or upon expiration of your term of employment on December 31, 1997, or as extended pursuant to #1. In the event of termination by reason of your death or disability, the Company shall continue your compensation and benefits for a period of six (6) months thereafter. All vested options may be exercised until the second anniversary of your death. All vested non-statutory options may be exercised until the third anniversary of your disability. All vested incentive options may be exercised until the first anniversary of your disability. For the purpose of the provision, "disability" shall mean your inability to perform any of the material duties of your position with the Company, continuously for a period of 90 calendar days or for 120 days in any one year period, as mutually determined by the Company and you or by a physician selected by the Company (for which purpose you agree to submit to an examination by any such physician).

         (b) TERMINATION WITH CAUSE. The Company may terminate you for "cause" (as defined herein), provided that you have been given at least 10 days' prior written notice, specifying the cause in reasonable detail, and the opportunity to appear with your legal counsel at a meeting of the Company's board of directors or at a meeting of the Executive Committee of the Company's board of directors, at which at least a quorum is continuously present, to explain or refute the alleged actions or omissions specified in such notice. For the purpose of the provision, "cause" shall mean solely (i) negligent acts or omissions that have been or will be the sole or primary cause of material harm, financial or otherwise, to the Company, or (ii) conviction of a crime involving moral turpitude or conviction of a crime the principal victim of which is the Company.

Mr. James C. Bender
October 27, 1994
Page 3



6. TERMINATION WITHOUT CAUSE. The Company may terminate your employment at any time without cause, but in that event you shall be entitled to a severance payment upon such termination equal to the salary that you would have been paid pursuant to #2 of this agreement had your employment continued to the expiration of its term, but not less than $180,000.00 nor more than $270,000.00. Such payment shall be made irrespective of any other employment that you may have and any effort that you may, or may not, have made to seek or obtain other employment. For this purpose, the Company shall be deemed to have terminated your employment without cause if the Company materially changes any of your job titles or if there is a Change in Control of the Company. Change in Control means the occurrence during the Term of any of the following events:

         (a) The Company is merged, consolidated or reorganized into or with another corporation (or other legal person) and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation (or person) immediately after such transaction are held in the aggregate by the holders of voting stock of the Company immediately prior to such transaction;

         (b) The Company sells or otherwise transfers all or substantially all of its assets to another corporation (or other legal person) and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation (or person) immediately after such sale or transfer are held in the aggregate by the holders of voting stock of the Company immediately prior to such sale or transfer.

The dissolution of Novon, L.P. (or any other entity now holding stock in the Company) and the resulting distribution of the Company's stock to the holders of an interest in Novon, L.P. (or any other entity now holding stock in the Company) shall not constitute a Change in Control during the Term hereof. If the Company elects to terminate your employment without cause during the Term hereof, the effective date of termination of your employment for purposes of the exercise of your stock options shall be thirty days after written notice is given to you that the Company has elected to terminate your employment without cause, even though you are no longer receiving compensation during said thirty day period other than the severance pay referred to above.

7. STOCK OPTIONS: The Company does not currently have sufficient stock available in its stock option plan to grant you the stock options that you desire. The Company will use its best efforts to

Mr. James C. Bender
October 27, 1994
Page 4



have the stockholders agree to increase the amount of stock available in the Company's stock option plan. If the stockholders agree to the appropriate increase in the amount of stock available in the stock option plan, the Company will use its best efforts to have the Board of Directors grant you the following stock options:

         (a) FIRST OPTION. an option to purchase 230,769 shares of its common stock for $1.30/share. This option shall become exercisable cumulatively (i.e., "vest") at the rate of 6,410.25 shares at the end of each consecutive calendar month starting with November 1994, such that it shall be fully-vested and exercisable upon the last day of October 1997 and thereafter until expiration. The options to be granted pursuant to this #7(a) shall be incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986 and shall be granted pursuant to the Company's Stock Option Plan.

         (b) SECOND OPTION. an option to purchase 269,231 shares of its common stock for $1.30/share. This option shall become exercisable cumulatively (i.e., "vest") at the rate of 7,478.64 shares at the end of each consecutive calendar month starting with November 1994, such that it shall be fully-vested and exercisable upon the last day of October 1997 and thereafter until expiration.

         (c) THIRD OPTION. an option to purchase 300,000 shares of its common stock for $1.30/share. This option shall become exercisable (i.e., "vest") at the rate of fifty (50) shares for each $1,000 of pre-tax profit realized by the Company during the period October 1, 1994 - December 31, 1997, as such profit is shown on the statements of operations prepared by the Company for each year and examined and reported upon by such independent accountants as the Company engages for such purpose. If you are still employed by the Company, on January 15, 1998 this option shall become exercisable as to 150,000 shares, even if the Company has not realized a pre-tax profit.

         (d) The options to be granted pursuant to this #7(b) and (c) shall be non-statutory stock options and shall be granted pursuant to the Company's Stock Option Plan. Prior to execution of this Agreement, the Company has provided you with a copy of the forms to be used for the options to be granted to you pursuant to this Agreement. The options shall be granted as of November 1, 1994 and expire on the eighth anniversary of their date of grant.

         The options shall become exercisable in full (i.e., "vest") upon any Change of Control of the Company.

Mr. James C. Bender
October 27, 1994
Page 5



8. NON-COMPETITION, ETC. You agree to execute and be bound by the Company's standard "Employee Agreement" concerning inventions, confidentiality and non-competition. A copy of this Employee Agreement is attached hereto.

9. SECURITY CLEARANCE. If requested to do so by the Company, you agree to apply for a federal security clearance and to comply with all the regulations regarding the same.

10. INDEMNIFICATION. The Company has provided you with a copy of the provision(s) of its by-laws or articles of organization providing indemnification to officers and directors of the Company in respect of their acts and omissions as such. The Company agrees that you shall be entitled to the indemnification provided thereby. A copy of such provision(s) is attached hereto and incorporated herein.

11. ARBITRATION. Any dispute arising hereunder or related hereto shall be resolved exclusively by arbitration by a single arbitrator in Boston in accordance with the rules for commercial arbitration of the American Arbitration Association, except that the Company shall be entitled to seek injunctive relief from any Court of competent jurisdiction for any violation by you of your obligation under Sections 8 and 9. Such arbitration shall be final and binding. Judgment may be entered upon any arbitral award in any court of competent jurisdiction. No arbitrator may award punitive, multiple, statutory, or other non-compensatory damages.

12. MISCELLANEOUS. This Agreement is to be construed and enforced under the laws of Massachusetts. This Agreement expresses the complete understanding of the parties with respect to the subject matter hereto and is intended to supersede any prior or contemporaneous written or oral agreements.

                                        AWARE, INC.


                                        By:/s/ Charles Stewart
                                           --------------------------
                                              Charles Stewart,
                                              Chairman of the Board

Accepted and agreed to:


/s/ James C. Bender
--------------------------
     James C. Bender

                              [AWARE, INC. LOGO]


                                   A W A R E


December 20, 1996


Mr. James C. Bender
Aware, Inc.
One Oak Park
Bedford, Massachusetts 01730

RE:  Amendment to Employment Agreement
     ---------------------------------

Dear Mr. Bender:

     The purpose of this letter is to set forth our agreement to amend the employment agreement between Aware, Inc. (the "Company") and yourself dated October 27, 1994 (the "Original Employment Agreement"), as follows:

1. TERM OF EMPLOYMENT. Section 1 of the Original Employment Agreement is hereby amended to read as follows in its entirety:

        "1. Term of Employment. Subject to Section 6 of this agreement, the term of your employment shall begin on January 1, 1997 and end on December 31, 2000, except that the term shall be extended for up to
        (5) one-year periods, the first to begin on January 1, 2003, unless the company or you has given the other written notice of non-extension at least six (6) months before the date on which the one-year extension would otherwise begin."

2. SALARY AND BONUS: Section 2 of the Original Employment Agreement is hereby amended by deleting the term "$180,000.00" and replacing it with the term "$200,000.00.

3. EMPLOYEE BENEFITS. Section 4 of the Original Employment Agreement is hereby amended to insert the following phrase in the third sentence:
"initiation fees up to a maximum of $40,000, and annual dues up to a maximum of $6,000, at a golf or country club;"

4. TERMINATION. Section 5(a) of the Original Employment Agreement is hereby amended by deleting the date December 31, 1997" from the first sentence and replacing it with the date "December 31, 2002.

5. TERMINATION WITHOUT CAUSE. Section 6 of the Original Employment Agreement is hereby deleted in its entirety and the following new Section 6 is substituted therefor:

        6. TERMINATION BY YOU. You may terminate your employment with the Company by providing the Company at least three (3) months' prior written notice. If such termination occurs on or before December 31, 1997 you shall forfeit thirty percent (30%) of the portion of each of the stock options described in Section 7 that is vested and unexercised on the date on which you give the Company such notice and no further vesting of any such option shall thereafter occur. If such termination occurs between January 1, 1998 and December 31, 1998 you shall forfeit twenty percent (20%) of the portion of each of the stock options described in Section 7 that is vested and unexercised on the date on which you give the Company such notice and no further vesting of any such option shall thereafter occur.

7. LIFE INSURANCE. A new Section 6A is hereby added to the Original Employment Agreement, to read as follows in its entirety:

        "6A. LIFE INSURANCE. During the term of your employment by the Company, the Company shall pay or reimburse you (as you may elect) for premiums on a term life insurance policy (renewable to age 65) on your life in the principal amount of $1 million, subject to the Company's prior approval of the insurance contract (including amount of premiums payable), which shall not be unreasonably withheld or delayed."

     If this letter accurately sets forth our agreement regarding amendment of the original Employment Agreement, please sign and return to the Company the enclosed copy of this letter.

                                   AWARE, INC.


                                   By: /s/ Charles K. Stewart
                                       -----------------------------------------
                                       Charles K. Stewart, Chairman of the Board


Accepted and agreed to:

/s/ James C. Bender
-------------------
James C. Bender
President & CEO

                                  Aware, Inc.
                             40 Middlesex Turnpike
                          Bedford, Massachusetts 01730



                                 April 23, 1998



Mr. James C. Bender
Aware, Inc.
40 Middlesex Turnpike
Bedford, Massachusetts 01730


Dear Mr. Bender:

         The purpose of this letter is to set forth our agreement to amend the employment agreement between Aware, Inc. (the "Company") and yourself dated October 27, 1994 as amended by letter agreement between us dated December 20, 1996 (the "Amended Employment Agreement"), as follows:

         1. TERM OF EMPLOYMENT. Section 1 of the Amended Employment Agreement is hereby further amended to read as follows in its entirety:

              "1. TERM OF EMPLOYMENT. The term of your employment shall end on December 31, 2000, subject to earlier termination upon your written resignation or at such time as you no longer hold any unexercised option to purchase stock of the Company."

         2. COMPENSATION. Section 2 of the Amended Employment Agreement is hereby further amended to read as follows in its entirety:

              "2. COMPENSATION. During the term of your employment, your compensation shall be at the annual rate of $200,000. Such compensation shall be reduced to an annual rate of $25,000 beginning January, 1999 if you have realized "economic benefit" of at least $7.5 million as of December 31, 1998 from options previously granted to you by the Company. For such purpose, such economic benefit shall be deemed equal to the sum of the following:

                    (a) The total amount of the sale prices of any shares of
              stock of the Company that you acquire by exercise of any such option and sell after the date hereof and on or before December 31, 1998 minus the exercise price, PROVIDED that, if you sell more than 500,000 such shares, the sale price of the shares that you sell in excess of 500,000 shall be deemed to be the greater of the actual

Mr. James C. Bender
April 23, 1998
Page 2.



              sale price or the last sale price reported on NASDAQ on December 31, 1998; plus

                    (b) In the case of unexercised options held by you at the
              close of business on December 31, 1998, the last sale price reported by NASDAQ on December 31, 1998, less the exercise price, multiplied by the number of shares that could have been acquired by exercise; plus

                    (c) In the case of shares of stock of the Company held by
              you at the close of business on December 31, 1998 that you acquired after the date hereof by exercise of such options, the last sale price reported on NASDAQ on December 31, 1998, less the exercise price, multiplied by the number of such shares.

                    For the purpose of subparagraph (a), any gift or other
              transfer by you for less than fair value shall be deemed a sale at the last sale price reported on NASDAQ on the date of such sale on transfer.

                    You agree that you will not, on or before December 31, 1998, sell short (including short "against the box") any stock of the Company, or purchase or sell put or call options on the Company's stock, or purchase or establish a "collar" on stock of the Company owned by you, or effect any other transactions intended to reduce or eliminate the risk of your ownership of the Company's stock, and if you effect any transaction in breach of this obligation you shall be deemed to have realized economic benefit of $7.5 million as of December 31, 1998 without regard to the calculations that would otherwise be required by paragraphs (a), (b), and (c) above."

         3. TITLE AND LINE OF AUTHORITY. Section 3 of the Amended Employment Agreement is hereby amended to read as follows in its entirety:

              "3. TITLE AND LINE OF AUTHORITY. You hereby resign as President and Chief Executive Officer of the Company and as a member of the board of directors of the Company. During the remaining term of your employment, you will report to the Chairman of the board of directors of the Company, and perform such executive duties as the Chairman may reasonablely assign to you, consistent with your previous titles and responsibilities with the Company, at times and places that are mutually acceptable to the Company and you. It is understood that your employment hereunder is not intended to require a material amount of your time or your presence in the Company's offices, and that you are free to accept other employment during your employment term hereunder, consistent

Mr. James C. Bender
April 23, 1998
Page 3.



         with your obligations under the June 4, 1996 agreement referred to below."

         4. EMPLOYEE BENEFITS. Section 4 of the Amended Employment Agreement is hereby amended to read as follows in its entirety:

         "4. EMPLOYEE BENEFITS. So long as you are not employed by another employer or self-employed, on a substantially full-time basis, you shall be entitled to participate in all Company-sponsored insurance or other employee benefit programs, on the same basis as other employees. If the nature of your employment during the remaining term of your employment with the Company renders you ineligible for such participation in any such insurance or benefit program, the Company shall reimburse you for the expense incurred by you in obtaining reasonably equivalent insurance or benefits on an individual basis."

         5. TERMINATION. Section 5(a) of the Amended Employment Agreement is hereby amended by deleting the date "December 31, 2002" from the first sentence and replacing it with the date "December 31, 2000."

         6. TERMINATION WITHOUT CAUSE. Section 6 of the Amended Employment Agreement is hereby deleted in its entirety.

         7. OTHER AGREEMENTS. You agree that the "Invention, Non-Disclosure and Non-Competition Agreement" between the Company and you dated June 4, 1996 remains in effect. The Company and you also agree that nothing in this letter agreement is intended to amend any option to purchase stock of the Company now held by you.

         8. RELEASES. You hereby release the Company, its officers, directors, employees, consultants, attorneys, and agents from any and all claims that you may have against all or any of them, for any matter relating to or arising from your employment with the Company. The Company hereby releases you from any and all claims that it may have against you for any and all matters relating to or arising from your employment with the Company. The preceding two sentences shall not apply to any claim arising under or relating to this agreement or to any claim based on facts that a party has actively concealed and were not known to the other party or to any breach by you of your obligations under the June 4, 1996 agreement referred to in Section 7.

         9. NON-DISPARAGEMENT. You agree that, during the term of your employment and thereafter, you will not disparage the Company; its business, products or plans; or its officers, directors, employees, consultants, attorneys, or agents, in written or oral communications with any person. The Company agrees that, for itself and on behalf of its officers, directors, employees, consultants, attorneys, or agents, not to disparage you during the term of your employment or thereafter, in written or oral communications with any person.

Mr. James C. Bender
April 23, 1998
Page 4.



         10. PRESS RELEASE AND RESTRICTION ON SALES. The Company and you agree that your resignation described above shall be publically announced in a press release and oral communications substantially similar to, or consistent with, Exhibit A attached hereto. The Company and you agree that, in addition to your non-disparagement obligations set forth in Section 9 above, each will describe your resignation and related matters, in oral and written communications, in terms that are substantially similar to, and not inconsistent with, said Exhibit
A. You agree to make no sales of stock of the Company before the second business day after the date on which the Company issues said press release. [Attached draft press release or a paragraph or two generally describing the termination and transition]

         11. SEC MATTERS. You agree to provide the Company with timely information regarding any sale or transfer of stock of the company by you, to the extent necessary to enable the Company to comply with its SEC filing obligations, and you agree to comply with your SEC filing obligations under SEC Rule 144, Section 16(b) of the Securities Exchange Act of 1934, and otherwise.

         12. MISCELLANEOUS. During your employment term, you shall have an office and secretarial support at the Company reasonably appropriate to your duties, and an e-mail address and voice mailbox. You agree to surrender for cancellation any Company credit card, simultaneous with the execution of this agreement. You also recognize and acknowledge that you are not entitled to any compensation, or "fringe" or other employee benefits, or reimbursement of expenses except as expressly provided herein. The Company agrees not to seek cancellation or refund of any employee benefits for which it may have already made payment, e.g. dues at a golf or country club and premiums on your $1 million individual life insurance policy.

         13. OTHER PROVISIONS. Sections 7, 8, 9, 10, 11, and 12 of the Amended Employment Agreement are to remain in effect, and Section 6A is hereby deleted.

                                      * * *

Mr. James C. Bender
April 23, 1998
Page 5.



         If this letter accurately sets forth our agreement regarding amendment of the Amended Employment Agreement, please sign and return to the Company the enclosed copy of this letter.

                                   Sincerely,

                                   AWARE, INC.


                                   By: /s/ Charles K. Stewart
                                       -----------------------------------------
                                       Charles K. Stewart, Chairman of the Board


Accepted and agreed to:


/s/ James C. Bender
-----------------------
James C. Bender